Exhibit (a)(1)(E)
MODERNA, INC.
TERMS OF ELECTION
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OPTION EXCHANGE AS SET FORTH IN THE OFFER TO EXCHANGE ELIGIBLE OPTIONS FOR REPLACEMENT OPTIONS, DATED NOVEMBER 13, 2025 (AS IT MAY BE AMENDED AND SUPPLEMENTED FROM TIME TO TIME, THE “OFFER TO EXCHANGE”). ALL CAPITALIZED TERMS USED AND NOT DEFINED HEREIN SHALL HAVE THE MEANINGS GIVEN TO THEM IN THE OFFER TO EXCHANGE.
Moderna, Inc. (“Moderna,” “our,” “we”) is offering eligible non-executive officer employees the opportunity to exchange certain outstanding stock options to purchase shares of our common stock for new options to purchase a lesser number of shares of our common stock (the “Replacement Options”) to be granted under the 2018 Stock Option and Incentive Plan (the “Equity Plan”), calculated in accordance with specified exchange ratios. We refer to the offer made pursuant to the Offer to Exchange as the “Option Exchange.”
If you would like to participate in this Option Exchange, please indicate your election by making the applicable selections on the option exchange program website at fidelitymicrosite.com/ModernaExchange by 3:59 p.m. Eastern Time on December 12, 2025 (unless the Option Exchange is extended).
You may withdraw this election by submitting a new properly completed election via the option exchange program website on or prior to 3:59 p.m. Eastern Time on December 12, 2025 (the “Offer Expiration Date”), unless we extend the Option Exchange, in which case the term “Offer Expiration Date” will refer to the last time and date on which this Option Exchange expires.
By electing to exchange your Eligible Options, you understand and agree to all of the following:
1.
I hereby agree to (i) accept the grant by Moderna of my Eligible Options indicated on my election, to the extent not previously accepted and (ii) exchange my Eligible Options indicated on my election for Replacement Options as determined in accordance with the terms of the Option Exchange as set forth in the Offer to Exchange, of which I hereby acknowledge receipt. Each Eligible Option indicated on my election will be cancelled, on a grant-by-grant basis, on the Offer Expiration Date. Any Replacement Options will be granted to me on a date designated by Moderna (the “Replacement Option Grant Date”), which is currently expected to be on the Offer Expiration Date, in accordance with the terms of the Option Exchange.

2.
I hereby agree to execute an option agreement evidencing the grant of the Replacement Options and further acknowledge that the Replacement Options have a different vesting schedule than the Eligible Options cancelled in the Option Exchange. The Replacement Options granted pursuant to the Option Exchange will vest as follows: (i) for any unvested portion of Eligible Options as of the Replacement Option Grant Date, each corresponding portion of the Replacement Option will have its original vesting date extended by one year; and (ii) for any vested portion of Eligible Options as of the Replacement Option Grant Date, 50% of the corresponding portion of the Replacement Option will vest one year after the Replacement Option Grant Date, and the remaining 50% of the corresponding portion of the Replacement Option will vest two years after the Replacement Option Grant Date, in each case, subject to my continued service as an employee to Moderna or any of our subsidiaries through the applicable vesting date.

3.
The Option Exchange is currently set to expire at 3:59 p.m. Eastern Time on December 12, 2025, unless Moderna, in its discretion, extends the period of time during which the Option Exchange will remain open.

4.
If I am no longer employed by or engaged as an employee of Moderna or its subsidiaries, whether my termination is voluntary, involuntary or for any other reason, as of the completion of the Option Exchange, I will not be able to participate in the Option Exchange or receive any Replacement Options. Even if I had elected to participate in this Option Exchange, my tender will automatically be deemed withdrawn and I will not participate in this Option Exchange, and I will retain my outstanding options in accordance with their current terms and conditions. Unless otherwise expressly provided in the Equity Plan, the form of option agreement with respect to the Replacement Options or as determined by Moderna, my right to vest in the Replacement Options, if any, will terminate as of the date of my termination of employment or service. Notwithstanding the foregoing, the Administrator (as defined in the Equity Plan) shall have exclusive discretion to determine when my termination of employment or service has occurred for purposes of the Replacement Options (including when I am no longer considered to be actively providing services while on a leave of absence).

5.
Until 3:59 p.m. Eastern Time on December 12, 2025, or if the Option Exchange is extended, such new expiration time as announced by Moderna, I will have the right to withdraw or change the election that I have made with respect to all of my Eligible Options. HOWEVER, AFTER THAT TIME I WILL HAVE NO ABILITY TO CHANGE MY ELECTION. The last properly submitted election received by Moderna prior to the Offer Expiration Date shall be binding. Until the Option Exchange period closes at 3:59 p.m. Eastern Time on the Offer Expiration Date, I may withdraw my tender of my Eligible Options at any time.

6.
The tender of my Eligible Options will constitute my acceptance of all of the terms and conditions of the Option Exchange. Acceptance by Moderna of my tendered Eligible Options pursuant to the Option Exchange will constitute a binding agreement between Moderna and me upon the terms and subject to the conditions of the Option Exchange.

7.	I am the registered holder of the Eligible Options tendered hereby, and my name and other information appearing on the election are true and correct.
8.	I am not required to tender some or all of my Eligible Options pursuant to the Option Exchange.
9.
MODERNA AND/OR ANY INDEPENDENT FIRMS HIRED WITH RESPECT TO THE OPTION EXCHANGE CANNOT GIVE ME LEGAL, TAX AND/OR INVESTMENT ADVICE WITH RESPECT TO THE OPTION EXCHANGE AND I HAVE BEEN ADVISED TO CONSULT WITH MY PERSONAL FINANCIAL, LEGAL AND/OR TAX ADVISORS AS TO THE CONSEQUENCES OF PARTICIPATING OR NOT PARTICIPATING IN THE OPTION EXCHANGE.

10.
Under certain circumstances set forth in the Offer to Exchange, Moderna may terminate or amend the Option Exchange and postpone its acceptance of the Eligible Options I have elected to exchange. If the Eligible Options I tendered are not accepted for exchange, such options will continue to be outstanding and governed by their existing terms and conditions.

11.
I understand that: (i) neither the rights nor any provision of the Option Exchange, the Offer to Exchange, the Equity Plan, or the form of option agreement with respect to the Replacement Options confer upon me any right with respect to service or employment or continuation of current employment with Moderna and shall not be interpreted to form a service or employment contract or relationship with Moderna; (ii) the future value of Moderna’s common stock is unknown and cannot be predicted with certainty; and (iii) if I acquire shares of Moderna’s common stock upon exercise of the Replacement Options, the value of the shares acquired may increase or decrease in value.

12.
I understand that no claim or entitlement to compensation or damages shall arise from forfeiture of the right to participate in the Option Exchange resulting from termination of my employment with Moderna for any reason, and I irrevocably release Moderna and its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, I shall be deemed irrevocably to have waived my entitlement to pursue such claim.

13.
Regardless of any action that Moderna or its subsidiaries takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding related to the Option Exchange and the Replacement Options (“Tax-Related Items”), I understand that the ultimate liability for all Tax-Related Items is and remains my sole responsibility and may exceed the amount actually withheld by Moderna or its subsidiaries, if any. I further acknowledge that Moderna and/or its subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option Exchange and the Replacement Options including, but not limited to, the exchange of Eligible Options, grant or vesting of the Replacement Options, the issuance of common stock of Moderna upon exercise of the Replacement Options or the subsequent sale of shares acquired pursuant to such exercise; and (ii) do not commit to and are under no obligation to structure the terms of the Option Exchange or new Replacement Options to reduce or eliminate my liability for Tax-Related Items or achieve any particular tax result. Further, if I have become subject to tax in more than one jurisdiction between the date of the grant of the Replacement Options and the date of any relevant taxable or tax withholding event, as applicable, I acknowledge that Moderna and/or any of its subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In that regard, I authorize Moderna and/or any of its subsidiaries to withhold all Tax-Related Items legally payable by me pursuant to the terms of the option agreement evidencing my Replacement Options and the Equity Plan.

14.
In the event that I have not accepted the grant of the Eligible Options I elect to tender in the Option Exchange, I hereby agree to be bound by the terms and conditions of the Equity Plan, the applicable option agreement evidencing my Eligible Options, including any grant notice attached thereto or provided therewith, each as provided at Netbenefits.com. I also agree to accept as binding, conclusive and final, all decisions or interpretations of the plan administrator of the Equity Plan upon any questions arising under such equity incentive plan or relating to such Eligible Options.

I understand that participating in the Option Exchange is voluntary. Neither the officers nor the Board of Directors of Moderna make any recommendation as to whether I should participate or refrain from participating in the Option Exchange. I must make my own decision whether to participate. I should speak with my financial, legal and/or tax advisors as necessary, before deciding whether to participate in the Option Exchange.
These Terms of Election do not constitute the Offer to Exchange. The full terms of the Option Exchange are described in (1) the Offer to Exchange; (2) these Terms of Election; (3) the Equity Plan; and (4) the applicable form of option agreement under the Equity Plan.

ELECTION INSTRUCTIONS
FORMING PART OF THE ELECTION TERMS AND CONDITIONS
1.	To participate in the Option Exchange, you must complete and deliver an election.
Participation in this Option Exchange is completely voluntary. If you are an eligible employee, at the start of the Option Exchange you will have received an announcement email from the Moderna Equity Team, dated November 13, 2025, announcing this Option Exchange. If you do not want to participate, then no action is necessary. If you choose to participate in the Option Exchange, you must do the following before 3:59 p.m., Eastern Time, on the Offer Expiration Date, which is expected to be December 12, 2025 (unless the Option Exchange is extended).
Elections via the Option Exchange Website
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on December 12, 2025.
1.
To submit an election via the Option Exchange website, click on the link to the Option Exchange website in the announcement email you received from the Moderna Equity Team, dated November 13, 2025, announcing the Option Exchange, or go to the Option Exchange website at fidelitymicrosite.com/ModernaExchange. Log in to the Option Exchange website using your Fidelity NetBenefits login credentials.

2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page. You will be provided with personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of our common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;
•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
On the “Make Your Selection” page, make your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.”

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. At this point, you will have completed the election process via the Option Exchange website.

We must receive your properly completed and submitted election by the Offer Expiration Date of the Option Exchange, currently expected to be 3:59 p.m., Eastern Time, on December 12, 2025. If you are unable to submit your election via the Option Exchange website as a result of technical failures of the Option Exchange website such as the Option Exchange website being unavailable or the Option Exchange website not enabling you to submit your election, please email: equity@modernatx.com.
If you wish to exchange any portion of an individual Eligible Option grant in the Option Exchange, you must exchange the entire individual Eligible Option grant. No partial exchanges of an Eligible Option grant will be permitted. If you hold more than one Eligible Option grant, however, you may choose to exchange one or more of such individual Eligible Option grants, on a grant-by-grant basis, without having to exchange all of your Eligible Option grants. If you are eligible to participate in the Option Exchange, the Option Exchange website will list all of your Eligible Option grants.
We may extend this Option Exchange. If we extend the offering period, we will issue a press release, email or other communication disclosing the extension no later than 9:00 a.m., Eastern Time, on December 15, 2025 (the business day following the previously scheduled or announced Offer Expiration Date). We reserve the right to reject any Eligible Option grant tendered for exchange that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this Option Exchange, we will accept all properly tendered Eligible Option grants promptly after the Offer Expiration Date.
You may change your mind after you have submitted an election and withdraw from the Option Exchange at any time on or before the Offer Expiration Date, as described below. You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the Offer Expiration Date. You also may change your mind about which of your Eligible Option grants you wish to have exchanged. If you wish to include more or fewer Eligible Option grants in your election, you must complete and submit a new election on or before the Offer Expiration Date by following the procedures described below. This new election must be properly submitted after any prior elections you have submitted and must list all Eligible Option grants you wish to exchange. Any prior election will be disregarded. If you wish to withdraw some or all of the Eligible Option grants you elected for exchange, you may do so at any time on or before the Offer Expiration Date by following the procedures described below.
Your delivery of all documents regarding the Option Exchange, including elections, is at your risk. Upon submission of an election via the Option Exchange website, a confirmation statement will be generated by the Option Exchange website at the time that you complete and submit your election. You should print and keep a copy of the confirmation statement for your records. The printed confirmation statement will provide evidence that you submitted your election. If you do not receive a confirmation, it is your responsibility to confirm that we have received your election. Only responses that are properly completed and actually received by us by 3:59 p.m. Eastern Time on the Offer Expiration Date through the Option Exchange website at fidelitymicrosite.com/ModernaExchange will be accepted. Responses submitted by any other means, including hand delivery, interoffice, email, U.S. mail (or other post) and Federal Express (or similar delivery service), are not permitted.
Our receipt of your election is not by itself an acceptance of your options for exchange. For purposes of this Option Exchange, we will be deemed to have accepted Eligible Options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the option holders generally of our acceptance of options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Options accepted for exchange will be cancelled on the Offer Expiration Date, which we presently expect will be December 12, 2025.
Moderna will not accept any alternative, conditional or contingent tenders. Any confirmation of receipt provided to you merely will be a notification that we have received your election form and does not mean that your Eligible Options have been cancelled.
2.	To change or withdraw prior elections of your Eligible Options, you must complete and deliver a new election.
You may change an election you previously made with respect to some or all of your Eligible Options, including an election to withdraw all of your Eligible Options from this Option Exchange, only in accordance with the provisions of Section 4 of the Offer to Exchange. You may change your mind after you have submitted an election and withdraw some or all of your elected Eligible Options from the Option Exchange at any time before the Offer Expiration Date, currently expected to be 3:59 p.m., Eastern Time, on December 12, 2025. If we extend the Offer Expiration Date, you may change or withdraw your election of tendered options at any time until the extended Option Exchange expires. In addition, under U.S. securities laws, if we have not accepted your options by 11:59 p.m., Eastern Time, on January 13, 2026 (which is the 40th business day following the commencement of the Option Exchange), you may withdraw your options at any time thereafter up to such time as Moderna does accept your properly tendered options.
To change an election you previously made with respect to some or all of your Eligible Option grants, including an election to withdraw all of your Eligible Option grants from this Option Exchange, you must deliver a valid new election indicating only the Eligible Option grants you wish to exchange in the Option Exchange or a valid new election indicating that you reject the Option Exchange with respect to all of your Eligible Option grants, by completing the election process described below on or before the Offer Expiration Date.
Election Changes and Withdrawals via the Option Exchange Website
Participation in this Offer is voluntary. If you choose to participate in this Offer, you must do the following on or before the Offer Expiration Date, which is expected to be 3:59 p.m., Eastern Time, on December 12, 2025.
1.	Log in to the Option Exchange website at fidelitymicrosite.com/ModernaExchange.
2.
After logging in to the Option Exchange website, review the information included on the “Learn About the Program” page and then proceed to the “Make Your Selection” page, where you will find personalized information regarding each Eligible Option grant you hold, including:

•	the grant date of the Eligible Option grant;
•	the total number of shares of our common stock subject to each Eligible Option grant;
•	the per share exercise price of the Eligible Option grant;
•
the total number of outstanding and vested shares per Eligible Option grant as of December 12, 2025 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through such date);

•	the total number of unvested shares per Eligible Option grant as of December 12, 2025;
•	the total number of shares eligible for exchange per Eligible Option grant;
•	the applicable exchange ratio based on the exercise price of the Eligible Option grant;
•
the hypothetical number of shares of our common stock subject to the Replacement Option that would be granted in exchange for the tendered Eligible Option grant if the election is made and the Option Exchange proceeds; and

•	the expiration of the Replacement Option grant.
3.
On the “Make Your Selection” page, change your selection next to each of your Eligible Option grants to indicate which Eligible Option grants you choose to tender in the Option Exchange by selecting “Exchange” or choose not to tender in the Option Exchange by selecting “Do Not Exchange.”

4.
Proceed through the Option Exchange website by following the instructions provided. Review your election and confirm that you are satisfied with your election. After reviewing, submit your election. If you do not acknowledge and agree to the terms and conditions, you will not be permitted to submit your election.

5.
Upon submitting your election, a confirmation statement will be generated by the Option Exchange website. Please print and keep a copy of the confirmation statement for your records. A copy of the confirmation statement will also be sent to your email. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the Option Exchange via the Option Exchange website.

You may change your mind as many times as you wish, but you will be bound by the properly submitted election we receive last on or before the Offer Expiration Date.
3.	No Partial Tenders.
If you intend to tender an Eligible Option grant through the Option Exchange, you must tender all of your shares of Moderna’s common stock subject to that Eligible Option grant.

If you hold more than one Eligible Option grant, you may pick and choose which of your outstanding Eligible Option grants you wish to exchange, and you may choose to exchange in the Option Exchange one or more of your Eligible Option grants without having to exchange all of your Eligible Option grants. However, no partial exchanges of eligible separate option grants will be permitted.
4.	Signatures on elections.
Logging in to the Option Exchange website and completing and submitting your election via the Option Exchange website is the equivalent of signing your name on a paper election form and has the same legal effect as your written signature.
If the election form is signed by a trustee, executor, administrator, guardian, attorney in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Moderna of the authority of that person to act in that capacity must be submitted with the election form.
5.	Other information on elections.
When submitting the election via the Option Exchange website, please confirm that your name and other information are correct.
6.	Requests for assistance or additional copies.
Any questions and any requests for additional copies of the election form or other Option Exchange documents may be directed to equity@modernatx.com. Copies will be furnished promptly at Moderna’s expense.
7.	Irregularities.
Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Options that are not validly withdrawn, subject to the terms of this Option Exchange.
We also reserve the right to waive any of the conditions of the Option Exchange or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and tendered options in a uniform and nondiscriminatory manner. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the Eligible Options or waived by us.
Important: Elections must be received via the Option Exchange website at fidelitymicrosite.com/ModernaExchange on or before 3:59 p.m., Eastern Time, on December 12, 2025 (unless the Option Exchange is extended).
8.	Additional documents to read.
You should be sure to read the Offer to Exchange, all documents referenced therein, this Election Terms and Conditions and its associated instructions, and the email you received from the Moderna Equity Team, dated November 13, 2025, announcing the Option Exchange, before deciding to participate in the Option Exchange.
9.	Important tax information.
Please refer to Section 13 of the Offer to Exchange for a discussion of the material U.S. federal income tax consequences. We also recommend that you consult with your personal financial, legal and/or tax advisors before deciding whether or not to participate in this Option Exchange.